Pricing Supplement Addendum dated November 20, 2008
to Pricing Supplement dated June 10, 2008
to Prospectus Addendum dated December 12, 2007
to Prospectus Supplement dated October 12, 2007
and Prospectus dated April 5, 2006

Linked to the S&P Commodity Trends Indicator — Total Return
Due June 16, 2023

Issuer:	HSBC USA Inc.

CUSIP Number:	4042EP 602

Principal Amount of Securities:	$2,000,000

Public Offering Price:	113.10%

Trade Date:	November 20, 2008

Settlement Date:	November 25, 2008

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
ELEMENTS Linked to the S&P Commodity Trends Indicator — Total Return Due June 16, 2023	$2,000,000	113.10%	$2,262,000	$88.90

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